As filed with the Securities and Exchange Commission on November 24, 2003

Registration No. 033-30696

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COTTON STATES LIFE INSURANCE COMPANY

(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-0830929 (I.R.S. Employer Identification No.)

244 Perimeter Center Parkway, N.E. Atlanta, Georgia (Address of principal executive offices)	30346 (Zip Code)

COTTON STATES LIFE INSURANCE COMPANY
1983 INCENTIVE STOCK OPTION PLAN
(Full title of the plan)

Wendy Chamblee
Vice President and Corporate Secretary
Cotton States Life Insurance Company
244 Perimeter Center Parkway, N.E.
Atlanta, Georgia 30346
(770) 391-8600
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered(1)	registered(1)	share(1)	offering price(1)	registration fee(1)

N/A	N/A	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 deregisters certain shares to be offered under the Cotton States Life Insurance Company 1983 Incentive Stock Option Plan (the “Plan”).

Post-Effective Amendment No. 1

      Cotton States Life Insurance Company (the “Company”) is filing this post-effective amendment to deregister certain shares under the Plan which were registered on this Registration Statement on Form S-8 (No. 033-30696), filed with the Securities and Exchange Commission on August 24, 1989. A total of 335,929 shares to which this Registration Statement relates (the “Plan Shares”) have not yet been sold pursuant to the Plan. At the annual meeting of the shareholders of the Company held on April 28, 2003, a majority of the shareholders of the Company voted for a proposal to transfer 250,000 of the Plan Shares (the “Transferred Shares”) to the Cotton States Life Insurance Company 1995 Performance Share Awards Plan (the “PAR Plan”). As a result of such transfer pursuant to this Post-Effective Amendment No. 1, the Plan will have 85,929 of the Plan Shares available for issuance.

      The Company and the PAR Plan desire to have the Transferred Shares registered under a new Registration Statement on Form S-8 (the “New S-8”), which shall (i) be filed contemporaneously with the filing of this post-effective amendment and (ii) register the offer and sale of the Transferred Shares under the PAR Plan. Accordingly, (i) the Company and the PAR Plan are registering the offer and sale of the Transferred Shares by means of the New S-8 pursuant to Instruction E to Form S-8, (ii) the registration fee previously paid by the Company allocable to the Transferred Shares will be carried over to the New S-8 and (iii) the Transferred Shares are hereby deregistered from this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

24	Powers of Attorney (contained on the signature page hereof).

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SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on this 24th day of November, 2003.

Cotton States Life Insurance Company

By:	/s/ J. Ridley Howard J. Ridley Howard Chairman of the Board of Directors, President and Chief Executive Officer

By:	/s/ William J. Barlow William J. Barlow Vice President of Finance and Assistant Treasurer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Ridley Howard and Harry Scott, jointly and severally, such person’s attorneys-in-fact, each with the power of substitution, for such person in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the 1933 Act, this amendment to this Registration Statement has been signed by the following persons in the capacities indicated below on this 24th day of November, 2003.

Signature	Title

/s/ Carol D. Cherry Carol D. Cherry	Director

/s/ Gaylord O. Coan Gaylord O. Coan	Director

/s/ Thomas A. Harris Thomas A. Harris	Director

/s/ J. Ridley Howard J. Ridley Howard	Director

/s/ Robert C. McMahan Robert C. McMahan	Director

/s/ Darrell D. Pittard Darrell D. Pittard	Director

/s/ Mathews D. Swift Mathews D. Swift	Director

/s/ E. Jenner Wood, III E. Jenner Wood, III	Director

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Exhibit Index

Exhibit
Number

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994, File No. 95074277)

3.2	Bylaws, as amended, of the Company (incorporated by reference to Exhibit 3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994, File No. 95074277)

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG LLP

24	Power of Attorney (included in the signature page of this Registration Statement)